UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

Organic Sales and Marketing, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-3338	33-1069593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 Broadway, Raynham, MA		02767
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 508-823-1117

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form S-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-1.2 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 8th, 2010, Registrant and Land O'Lakes/Purina Feed LLC of Shoreview, Minnesota, signed an agreement that designates Registrant as an Agent to sell organic fertilizer products for Land O'Lakes/Purina Feed LLC in the United States and Canada through July 31st, 2011 and automatically renew on an annual basis for one year periods. Registrant believes that this will significantly impact its sales for the upcoming fiscal year. Registrant will receive, place and bill most orders and Land O'Lakes/Purina Feed LLC will be responsible for their manufacture.

Item 8.01	Other Events

On December 29, 2010 Registrant was informed by its independent Auditor, Chisholm, Bierwolf, Nilson & Morrill, LLC that some of its existing partners would no longer be able to service SEC reporting companies. However, since the inspection of the Auditor's firm, and subsequent investigation, were due to audit deficiencies for audits performed in 2006, and prior to Douglas Morrill joining the Auditor's firm, Douglas Morrill is not subject to the sanctions imposed by the Public Company Accounting Oversight Board (PCAOB).

The auditor's registration with the PCAOB had been revoked based on a triannual inspection performed in 2007. The revocation was due to audit work performed on former reporting companies and did not relate to the Registrant.

These deficiencies are those of the Auditor and are totally unrelated to the Registrant. As such and for the immediate future, Douglas Morrill will continue to service the SEC reporting company clients of the Auditor, including the Registrant, for the September 30, 2010 financial statement audits.

While these issues are totally unrelated to the Registrant, this sanction in addition to weather related issues contributed to additional delays in the Registrant's timely filing of its September 30, 2010 financial statement audits.

The Registrant continues to rely heavily on invested capital. On February 7, 2011 the Registrant submitted an application with the Rhode Island Economic Development Corporation Job Creation Guarantee Program, for a loan of two million five hundred thousand (2,500,000.00). The Registrant's application is currently under review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Organic Sales and Marketing, Inc.

Date: February 8, 2011	By:	/s/ Samuel Jeffries
Samuel Jeffries
President